FOR IMMEDIATE RELEASE

DATE:    July 14, 2004
CONTACT: Clay W. Cone
         Vice President, Director of
         Corporate Communications
         239-436-1676

             FIRST NATIONAL BANKSHARES OF FLORIDA REPORTS $0.23 PER SHARE FOR SECOND QUARTER OF 2004; BEATS ANALYSTS' ESTIMATE

NAPLES, FL, July 14 - First National Bankshares of Florida, Inc. (NYSE: FLB), today reported second quarter 2004 net income of $11.3 million, or $0.23 per share, compared with $10.6 million, or $0.22 per share, in the second quarter of 2003. These results exceeded the analysts' consensus estimate of $0.22 per share and were adjusted for the 3% stock dividend payable on July 15, 2004 to shareholders of record on June 30, 2004.

"We are very proud to deliver another solid quarter," said Gary L. Tice, Chairman and Chief Executive Officer of First National
Bankshares. "During the period, we continued to experience significant gains on the revenue side, while maintaining expenses. We also enjoyed further improvement in our already excellent credit quality."

For the first six months of 2004, net income totaled $21.6 million, or $0.44 per share. This compares with $19.3 million, or $0.40 per share, for the same period a year ago. During the six months ended June 30, 2003, the company incurred after-tax expenses of $0.01 per share related to the acquisition of Southern Exchange Bank in Tampa, Florida.

First National Bankshares' second quarter 2004 results reflect a return on average assets of 1.13% and a return on average shareholders' equity of 12.3%. Due to the significant levels of capital required to be assigned to intangibles for regulatory capital purposes, management also evaluates performance ratios on a cash basis, or excluding the impact of intangibles and any related intangible amortization. On a cash basis, the return on average assets was 1.20% and the return on average shareholders' equity was 24.9% for the second quarter of 2004. Intangibles as of June 30, 2004 totaled $184.0 million. Pre-tax intangible amortization recognized during the second quarter of 2004 totaled $345,000.
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The company's second quarter 2004 operating revenue, consisting of net interest income on a taxable equivalent basis and non-interest income, totaled $51.7 million, representing an increase of 3.6% from the $49.9 million reported during the second quarter of 2003.

Credit quality at First National Bankshares remained excellent during the quarter. As of June 30, 2004, the allowance for loan losses totaled $29.7 million, or 1.11% of total loans and 686% of non-performing loans. This compares with 1.14% and 684%, respectively, as of March 31, 2004, and 1.12% and 564%, respectively, as of June 30, 2003.

Annualized net loan charge-offs for the quarter represented 0.05% of average loans as of June 30, 2004, compared with 0.06% as of March 31, 2004, and 0.12% as of June 30, 2003. Non-performing assets represented 0.12% of total assets as of June 30, 2004, compared with 0.12% as of March 31, 2004, and 0.17% as of June 30, 2003.

Net interest income on a tax-equivalent basis was $34.0 million for the second quarter of 2004, up 4.9% from $32.4 million a year ago. The net interest margin for the quarter ended June 30, 2004, was 3.88%, compared with 4.00% for the quarter ended March 31, 2004, and 4.10% for the quarter ended June 30, 2003. The margin was impacted during the quarter by a strategic focus on originating variable and adjustable rate loans and extending maturities on time deposits as well as Federal Home Loan Bank advances.

Non-interest income totaled $17.8 million for the second quarter of 2004, up 1.3% from $17.5 million in the second quarter of 2003. Revenue from insurance and wealth management, which is included in non-interest income, totaled $11.0 million during the second quarter of 2004, up 31.4% from $8.3 million a year ago. This increase of $2.7 million was partially offset by a $2.0 million decline in gains from the sale of mortgage loans. As of June 30, 2004, non-interest income represented 34.3% of operating revenue.

Non-interest expense for the second quarter of 2004 was $33.3 million, up $1.8 million or 5.8% from $31.5 million during the second quarter of 2003. Approximately $1.4 million of this total increase is attributable to the acquisition of the Lupfer-Frakes Insurance agency, which closed on July 1, 2003. The efficiency ratio for the three months ended June 30, 2004 was 64.5%, versus 65.5% for the three months ended March 31, 2004.

Total earning assets increased 13.3% to $3.6 billion as of June 30, 2004, compared with $3.2 billion as of June 30, 2003. Total loans increased 16.6% to $2.7 billion as of June 30, 2004, compared with $2.3 billion as of June 30, 2003. On a linked quarter basis, average loans increased by a compound annual growth rate of approximately 20%.

At June 30, 2004, investment securities totaled $880 million and represented 24.6% of earning assets, compared with 26.1% at June 30, 2003. Total deposits increased 8.6% to $3.0 billion as of June 30, 2004, compared with $2.7 billion as of June 30, 2003. On a linked quarter basis, average deposits grew by a compound annual growth rate of 21.6%.

In addition to releasing its second quarter 2004 results, First National Bankshares of Florida is providing earnings guidance in a range of $0.22 to $0.24 per share for the third quarter of 2004 and in a range of $0.88 to $0.92 per share for the full year of 2004. Both amounts have been adjusted to reflect the 3% stock dividend payable on July 15, 2004. The guidance for the full year also reflects the $0.02 per share dilution of the planned acquisition of Southern Community Bancorp as previously discussed by the company.

First National Bankshares announced its plans to acquire Southern Community Bancorp, the holding company for three state-chartered commercial banks, on March 22, 2004. Headquartered in Orlando, Florida, Southern Community has more than $1 billion in total assets and 18 full-service banking offices located throughout South and Central Florida.

The transaction, subject to normal regulatory and shareholder approvals, is expected to close in September 2004. Once the merger is completed, all Southern Community offices will become branches of First National Bank. In connection with this acquisition, First National Bankshares issued $25 million of trust preferred securities during the first quarter of 2004. The proceeds from this issuance are being used to fund the purchase of approximately 1.1 million shares of First National Bankshares common stock in 2004. From April 1, 2004 to June 30, 2004, the company repurchased 588,900 of its shares.

On June 30, 2004, First National Bankshares announced the planned acquisition of First Bradenton Bank. Established in 1997, First Bradenton is a state-chartered commercial bank with $60.5 million in assets, $55.5 million in deposits and one banking location in Bradenton, Florida. Upon completion of the merger, First National Bank will have more than $5.2 billion in total assets, $3.9 billion in total deposits and 76 full-service financial centers in South and Central Florida, including the acquisition of Southern Community.

"This acquisition combined with the Southern Community merger fits perfectly with our strategic plan, which calls for significant growth in highly attractive Florida markets," Tice said. "Both First Bradenton and Southern Community will enable us to grow our Florida franchise and provide us with tremendous opportunities to expand not only our banking services but also our full line of wealth management and insurance products. We are delighted to welcome these two fine organizations into the First National family."

First National Bankshares also continues to expand through de novo branching in key markets. As previously announced, the company initiated construction on two full-service financial centers in Naples and Fort Myers, Florida. The bank also plans to open a full-service financial center in the Old Naples market. These new facilities will add to First National Bank's presence in these growing Southwest Florida markets. The offices are expected to open within a year and will offer a full line of financial products and services.

First National Bankshares management will host a conference call on Thursday, July 15, 2004, at 11 a.m. (Eastern Time) to discuss the second quarter 2004 results and to further discuss its strategic plan for expansion in the Florida market. This conference call may be accessed by dialing 1-800-346-7359, with the entry code #1160. For those unable to listen to the live conference call, a replay will be made available from 2 p.m. on July 15, 2004, until 6 p.m. on July 22, 2004, by dialing 1-800-332-6854, with the entry code #1160.

About First National Bankshares
Headquartered in Naples, Florida, First National Bankshares of Florida, Inc. is a $4.1 billion diversified financial services company. The company's focus is on expansion in the high-growth Florida market. In addition to traditional community banking, the company provides a complete line of insurance and wealth management services with 59 full-service financial centers located throughout Southwest and Central Florida. The company's stock is traded on the New York Stock Exchange under the symbol "FLB."

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This document contains forward-looking statements with respect to the plans, objectives, financial condition, results of operations and businesses of First National Bankshares of Florida, Inc.; the benefits and synergies of the planned acquisitions of Southern Community Bancorp and First Bradenton Bank; and the expected date of closing of the acquisitions, including statements containing such words as "believes," "expects," "projects," "anticipates," and similar expressions. Such statements involve risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions are less favorable than expected; (4) legislative or regulatory changes adversely affect the businesses in which the company is engaged; (5) costs, delays, and any other difficulties related to the planned acquisition of Southern Community or First Bradenton Bank; (6) failure of the parties to satisfy conditions to the closing of the acquisitions; (7) the ability to manage and continue growth; and (8) other risk factors as detailed in First National Bankshares' reports filed with the Securities and Exchange Commission. First National Bankshares disclaims any responsibility to update these forward-looking statements.